Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of our report dated March 21, 1997 (except with respect to the matter discussed in Note 14, as to which the date is April 17,
1997) included in the Food 4 Less Holdings, Inc. Form 10-K, as amended, for the year ended February 2, 1997. It should be noted that we have not audited any financial statements of Food 4 Less Holdings, Inc. subsequent to February 2, 1997, or performed any audit procedures subsequent to the date of our report.




                                       ARTHUR ANDERSEN LLP

Los Angeles, California
March 16, 1998